Exhibit 99.1

FOR IMMEDIATE RELEASE

HOUSERAISING ANNOUNCES STOCK REPURCHASE PROGRAM

Charlotte, NC, April 11, 2007 /PRNewswire-FirstCall/ -- HouseRaising, Inc. (OTCBB: HRAI.OB), a managed service provider to the custom homebuilding industry, announced today that the company’s board of directors authorized management to purchase up to $100,000 of the company’s shares of common stock over the next six months.

HouseRaising Chairman, President and CEO Greg Wessling said, “We believe our financial situation enables us to put in place a stock buyback that affirms our strong belief in our company’s future while continuing to finance our growth.”

Working with Wachovia Securities, Inc., the broker-dealer subsidiary of Wachovia Bank, all repurchases will be made strictly pursuant to the requirements of Rule 10b-18, which is an SEC rule promulgated pursuant to the Securities Exchange Act of 1934, as amended. The source of funding for the purchases will come from cash flow.
A stock buyback plan, also known as a "share repurchase plan," describes a company using its own cash to buy back shares from the marketplace. Repurchased shares are held by the company as treasury stock, and the number of shares outstanding is reduced by that number of shares repurchased. When this happens, the relative ownership stake of each investor increases because there are fewer shares of the company outstanding.

ABOUT HOUSERAISING, INC. (HRAI.OB)
HouseRaising, Inc. functions as general manager of projects, assisting affiliated builders from design and cost estimation to construction. Utilizing its internal use software, HouseRaising assists builder-members who have expanded their membership relations to become affiliated builders in improving the quality of the home while lowering the overall cost. HRAI offers members the opportunity to gain knowledge developed from 40 years of custom homebuilding. Though HouseRaising believes the knowledge alone is sufficient to attract builders, members also buy materials, equipment and insurance at wholesale prices. HouseRaising has developed patent-pending Disaster Relief Homebuilding Management Software. This system offers affected homeowners as well as homebuilders, funding agents and government agencies a step-by-step solution for rebuilding each individual home. HouseRaising is also in the business of building custom homes. For more information go to http://www.houseraising.com.

Forward-Looking Statement
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

HouseRaising, Inc. Karen Willoughby Investor Relations HouseRaising, Inc. T: 866-365-4724 E: Karen.Willoughby@HouseRaising.com	Investor Relations Arun Chakraborty VP, Investor Relations Stern & Co. T: 212-888-0044 E: achakrab@sternco.com	Media Relations Stan Froelich VP, Media Relations Stern & Co. T: 212-888-0044 E: sfroelich@sternco.com